GREENSPRING FUND, INC.
THIRD AMENDMENT TO THE FUND ADMINISTRATION
SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of February 1, 2011, to the Fund Administration Servicing Agreement, dated as of June 28, 2005, as amended May 1, 2009 and May 1, 2010 (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Section 10 shall be superseded and replaced with the following:

10.  Term of Agreement; Amendment.

This Agreement shall become effective as of the date first written above and will continue in effect until June 30, 2012.  Subsequent to June 30, 2012, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.

Exhibit A, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.                                                                                     U.S. BANCORP FUND SERVICES, LLC

By:/s/ Michael Fusting                                                                                                By:/s/ Michael R. McVoy

Name Michael Fusting                                                                                                 Name: Michael R. McVoy

Title: Sr. Vice President                                                                                                Title: Executive Vice President

Amended Exhibit A to the Greenspring Fund, Inc.
Fund Administration Servicing Agreement

Fee Schedule at May 1, 2011

Domestic Equity & Fixed Income Funds

Annual fee based upon assets per fund*
 _____ basis points on the first $_____
 _____ basis points on the next $_____
 _____ basis points on the next $_____
 _____ basis points on the balance

Minimum per fund: $_____

Multiple Classes – Additional per class, $_____

Includes: Monthly fund performance reporting.  Daily performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
  Postage, Stationery
  Programming, Special Reports
  Proxies, Insurance
  EDGAR filing
  Retention of records
  Federal and state regulatory filing fees (Blue Sky)
  Certain insurance premiums
  Expenses from board of directors meetings
  Auditing and legal expenses
  Blue Sky conversion expenses (if necessary)

Fees are billed monthly

* Subject to CPI increase, Milwaukee MSA.